Mesa Labs Reports 58 Percent Increase in Third Quarter Net Income

LAKEWOOD, Colo., Feb. 8, 2012 /PRNewswire/ -- Mesa Laboratories, Inc. (NASDAQ: MLAB) today reported a 21 percent increase in revenue and a 58 percent increase in GAAP net income for the fiscal third quarter ended December 31, 2011.

Highlights:

  Quarterly GAAP net income increased 58% year over year to $1,987 ,000
  Quarterly revenues increased 21% year over year to $9,259,000
  Achieved 13% organic year over year sales growth in the fiscal third quarter
  Quarterly non-GAAP diluted earnings per share increased to $0.63 (1)
  Nine-month non-GAAP diluted earnings per share increased to $1.86(1)

For the third quarter of fiscal 2012, net sales increased 21 percent to $9,259,000 from $7,652,000 in the same quarter last year. GAAP net income for the quarter increased 58 percent to $1,987,000, or $0.57 per diluted share, compared to $1,258,000, or $0.37 per diluted share one year ago.

For the first nine months of fiscal 2012, net sales increased 20 percent to $27,438,000 from $22,861,000 in the same period last year. Net income for the first nine months increased 43 percent to $5,720,000, or $1.66 per diluted share, compared to $4,006,000, or $1.21 per share one year ago.

On a non-GAAP basis, adjusted net income for the third quarter of fiscal 2012 increased 53 percent to $2,217,000, or $0.63 per diluted share of common stock, compared to $1,446,000, or $0.43 per diluted share of common stock last year. For the first nine months of fiscal 2012, adjusted net income increased 42 percent to $6,427,000, or $1.86 per diluted share of common stock, compared to $4,515,000, or $1.36 per diluted share of common stock during the same period last year. See the note below for an explanation of the calculation of adjusted net income and adjusted net income per share.

"Mesa posted another quarter of excellent financial performance," said John J. Sullivan, President and Chief Executive Officer. "It is hard to single out any one factor that was responsible for our revenue growth and increased profitability. However, I am especially pleased that Mesa posted its second consecutive quarter of 13% organic growth. Coupling this organic growth with the increased revenue from the Apex acquisition drove our revenue and profitability up significantly. I am also pleased that our profit margins are holding up very well, near Mesa's long term averages. This quarter, our gross margins reached 64%, while operating income and net income were a healthy 34% and 21%, respectively. All of these profitability measures were significantly above the third quarter last fiscal year. We expected to see improved profitability this year, due to the addition of the Apex products, increased production efficiency, and elimination of certain acquisition expenses, and I applaud the entire Mesa team for helping make this expectation become a reality."

"Going forward, we have good momentum entering our important fourth quarter and we expect that we will be able to report increased sales and profits," continued John Sullivan. "Mesa's fourth quarter last fiscal year was unusually strong and our growth, on a percentage basis, will likely be somewhat lower than our previous three quarters. Also, this will be the first full quarter in which there is a direct comparison for the Apex business. Nevertheless, we expect to finish strong and report record revenue and profits for the full fiscal year."

The Company's instrumentation product sales and service revenues increased 18 percent during the third quarter and 12 percent during the first nine month period of fiscal 2012, compared to the prior year periods. The revenue increase in the third quarter was due primarily to organic growth of the DataTrace products, while the revenue increase in the nine month period was due to increased sales of DataTrace and Medical products.

Sales of the Company's Biological Indicator products increased 25 percent during the third quarter and 29 percent during the first nine month period of fiscal 2012, compared to the same periods last year. The increase in Biological Indicator sales during the quarter and nine month period was due to 9 percent and 13 percent organic growth, respectively, plus the revenue added as a result of the acquisition of the Apex products in December, 2010.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2011 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

(1) The non-GAAP measures of adjusted net income and adjusted earnings per share are defined to exclude the impacts of non-cash intangibles amortization, net of its tax effects. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Statements of Earnings (Unaudited)
(Amounts in thousands except EPS)	Three months ended December 31,		Nine Months ended December 31,
	2011	2010	2011	2010
Revenues	$9,259	$7,652	$27,438	$22,861
Cost of revenues	3,374	3,212	10,391	9,488
Gross profit	5,885	4,440	17,047	13,373
Operating expense	2,723	2,438	7,906	6,835
Operating income	3,162	2,002	9,141	6,538
Other expense & (income)	31	33	130	79
Earnings before taxes	3,131	1,969	9,011	6,459
Income taxes	1,144	711	3,291	2,453
Net income	$1,987	$1,258	$5,720	$4,006

EPS (basic)	$0.60	$0.39	$1.74	$1.24
EPS (diluted)	$0.57	$0.37	$1.66	$1.21

Average shares (basic)	3,286	3,234	3,280	3,226
Average shares (diluted)	3,498	3,355	3,454	3,316

Balance Sheets
(Amounts in thousands)	December 31, 2011 (Unaudited)	March 31, 2011
Cash and cash equivalents	$5,691	$3,546
Other current assets	11,773	13,716
Total current assets	17,464	17,262
Property and equipment	7,342	7,308
Other assets	25,416	26,414
Total assets	$50,222	$50,984

Liabilities	$8,516	$14,567
Stockholders' equity	41,706	36,417
Total liabilities and stockholders' equity	$50,222	$50,984

Reconciliation of Non-GAAP Measures
(Amounts in thousands except EPS)	Three months ended December 31,		Nine Months ended December 31,
	2011	2010	2011	2010
Net income	$1,987	$1,258	$5,720	$4,006
Intangible amortization, net of taxes	230	188	707	509
Adjusted net income	$2,217	$1,446	$6,427	$4,515

Adjusted EPS (diluted)	$0.63	$0.43	$1.86	$1.36

Average shares (diluted)	3,498	3,355	3,454	3,316

The non-GAAP measures of adjusted net income and adjusted earnings per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization, net of their tax effects. The tax effect is calculated using the average corporate rate for that period multiplied by the elimination. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP earnings per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates our management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both our non-GAAP and our GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income. To gain a complete picture of all effects on the company's profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core operating business of the company.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to our financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or Steven W. Peterson; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000